Resource Center: 1-800-732-6643
Exhibit 99.1
Contact:     Pete Bakel
202-752-2034
Date:    May 7, 2015

Fannie Mae Reports Net Income of $1.9 billion and Comprehensive Income of $1.8 billion for First Quarter 2015

•	Fannie Mae reported net income of $1.9 billion and comprehensive income of $1.8 billion for the first quarter of 2015.

•
Fannie Mae expects to pay $1.8 billion in dividends to Treasury in June 2015. With the expected June dividend payment, the company will have paid a total of $138.2 billion in dividends to Treasury. Dividend payments do not reduce prior Treasury draws, which total $116.1 billion since 2008.

•	Fannie Mae provided approximately $124 billion in liquidity to the mortgage market in the first quarter of 2015, enabling families to buy, refinance, or rent homes.

•	Fannie Mae helped distressed families retain their homes or avoid foreclosure through approximately 34,000 workout solutions in the first quarter of 2015.

WASHINGTON, DC — Fannie Mae (FNMA/OTC) reported net income of $1.9 billion for the first quarter of 2015 and comprehensive income of $1.8 billion. The company reported a positive net worth of $3.6 billion as of March 31, 2015 resulting in a dividend obligation to Treasury of $1.8 billion, which the company expects to pay in June 2015.
Fannie Mae’s net income of $1.9 billion and comprehensive income of $1.8 billion for the first quarter of 2015 compares to net income of $1.3 billion and comprehensive income of $1.3 billion for the fourth quarter of 2014. Net income in the first quarter of 2015 increased compared with the fourth quarter of 2014 due primarily to lower fair value losses in the first quarter of 2015.
Fannie Mae recognized a provision for federal income taxes of $870 million for the first quarter of 2015, which resulted in an effective tax rate of 31.6 percent.
“This was another quarter of strong financial performance. We continued to have solid revenues. While we experienced some interest rate volatility again this quarter, we expect to remain profitable on an annual basis for the foreseeable future,” said Timothy J. Mayopoulos, president and chief executive officer. “We continued to make progress against our goals, and we are managing the company on a basis that produces good economic value for the taxpayer. We are focused on delivering value to our business partners and making it simpler and easier for lenders to serve the housing market safely, efficiently, and profitably.”

First Quarter 2015 Results	1

SUMMARY OF FIRST QUARTER 2015 RESULTS

(Dollars in millions)	1Q15	4Q14	Variance	1Q15	1Q14	Variance
Net interest income	$5,067	$5,142	$(75)	$5,067	$4,738	$329
Fee and other income	308	323	(15)	308	4,355	(4,047)
Net revenues	5,375	5,465	(90)	5,375	9,093	(3,718)
Investment gains, net	342	187	155	342	95	247
Fair value losses, net	(1,919)	(2,502)	583	(1,919)	(1,190)	(729)
Administrative expenses	(723)	(702)	(21)	(723)	(672)	(51)
Credit-related income
Benefit for credit losses	533	466	67	533	774	(241)
Foreclosed property (expense) income	(473)	(369)	(104)	(473)	262	(735)
Total credit-related income	60	97	(37)	60	1,036	(976)
Other non-interest expenses(1)	(377)	(415)	38	(377)	(453)	76
Net losses and expenses	(2,617)	(3,335)	718	(2,617)	(1,184)	(1,433)
Income before federal income taxes	2,758	2,130	628	2,758	7,909	(5,151)
Provision for federal income taxes	(870)	(818)	(52)	(870)	(2,584)	1,714
Net income	1,888	1,312	576	1,888	5,325	(3,437)
Net income attributable to Fannie Mae	$1,888	$1,312	$576	$1,888	$5,325	$(3,437)
Total comprehensive income attributable to Fannie Mae	$1,796	$1,335	$461	$1,796	$5,697	$(3,901)
Dividends distributed or available for distribution to senior preferred stockholder	$(1,796)	$(1,920)	$124	$(1,796)	$(5,692)	$3,896
(1)    Consists of TCCA fees, debt extinguishment gains, net and other expenses.
Net revenues, which consist of net interest income and fee and other income, were $5.4 billion for the first quarter of 2015, compared with $5.5 billion for the fourth quarter of 2014.
Net interest income, which includes guaranty fee revenue, was $5.1 billion for both the first quarter of 2015 and the fourth quarter of 2014. Net interest income in the first quarter was driven by guaranty fee revenue, including amortization income from prepayments, and interest income earned on mortgage assets in the company’s retained mortgage portfolio.
An increasing portion of Fannie Mae’s net interest income in recent years has been derived from guaranty fees rather than from interest income earned on the company’s retained mortgage portfolio assets. This is a result of both the impact of guaranty fee increases and the shrinking of the retained mortgage portfolio. The company estimates that a majority of its net interest income in the first quarter of 2015 was derived from guaranty fees on loans underlying its Fannie Mae MBS. The company expects that guaranty fees will continue to account for an increasing portion of its net interest income.

First Quarter 2015 Results	2

Net fair value losses were $1.9 billion in the first quarter of 2015, compared with $2.5 billion in the fourth quarter of 2014. The decrease in fair value losses in the first quarter of 2015 compared with the fourth quarter of 2014 was due primarily to smaller declines in longer-term interest rates negatively impacting the value of the company’s risk management derivatives. The estimated fair value of the company’s derivatives and securities may fluctuate substantially from period to period because of changes in interest rates, the yield curve, mortgage spreads, implied volatility, and activity related to these financial instruments.
Credit-related income, which consists of a benefit for credit losses and foreclosed property expense or income, was $60 million in the first quarter of 2015, compared with $97 million in the fourth quarter of 2014. The decrease in credit-related income was driven primarily by an increase in foreclosed property expense in the first quarter of 2015, compared with the fourth quarter of 2014, and was partially offset by an increase in the company’s benefit for credit losses in the first quarter of 2015.

First Quarter 2015 Results	3

VARIABILITY OF FINANCIAL RESULTS
Fannie Mae expects to remain profitable on an annual basis for the foreseeable future; however, the company expects its earnings in 2015 and future years will be substantially lower than its earnings for 2014, due primarily to the company’s expectation of substantially lower income from resolution agreements, continued declines in net interest income from its retained mortgage portfolio assets, and lower credit-related income. In addition, certain factors, such as changes in interest rates or home prices, could result in significant volatility in the company’s financial results from quarter to quarter or year to year. Fannie Mae’s future financial results also will be affected by a number of other factors, including: the company’s guaranty fee rates; the volume of single-family mortgage originations in the future; the size, composition, and quality of its retained mortgage portfolio and guaranty book of business; and economic and housing market conditions. The company’s expectations for its future financial results do not take into account the impact on its business of potential future legislative or regulatory changes, which could have a material impact on the company’s financial results, particularly the enactment of housing finance reform legislation. For additional information on factors that affect the company’s financial results, please refer to “Executive Summary” in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2015 (the “First Quarter 2015 Form 10-Q”).

First Quarter 2015 Results	4

SUMMARY OF FIRST QUARTER 2015 BUSINESS SEGMENT RESULTS
The business groups running Fannie Mae’s three reporting segments – its Single-Family business, its Multifamily business, and its Capital Markets group – engage in complementary business activities in pursuing the company’s goals of providing liquidity to the market, expanding access to credit, and helping the U.S. housing market recover.

(Dollars in millions)	1Q15	4Q14	Variance	1Q15	1Q14	Variance
Single-Family Segment:
Guaranty fee income(1)	$3,040	$2,994	$46	$3,040	$2,870	$170
Credit-related (expense) income	(7)	94	(101)	(7)	1,002	(1,009)
TCCA fees(1)	(382)	(367)	(15)	(382)	(322)	(60)
Other expense, net(2)	(539)	(508)	(31)	(539)	(514)	(25)
Income before federal income taxes	2,112	2,213	(101)	2,112	3,036	(924)
Provision for federal income taxes	(581)	(599)	18	(581)	(927)	346
Net income	$1,531	$1,614	$(83)	$1,531	$2,109	$(578)
Multifamily Segment:
Guaranty fee income	$340	$337	$3	$340	$311	$29
Credit-related income	67	3	64	67	34	33
Other(3)	146	154	(8)	146	(24)	170
Income before federal income taxes	553	494	59	553	321	232
(Provision) benefit for federal income taxes	(70)	(121)	51	(70)	9	(79)
Net income	$483	$373	$110	$483	$330	$153
Capital Markets Segment:
Net interest income	$1,602	$1,651	$(49)	$1,602	$1,830	$(228)
Investment gains, net	1,509	1,878	(369)	1,509	1,285	224
Fair value losses, net	(1,970)	(2,706)	736	(1,970)	(1,337)	(633)
Other(4)	(323)	(277)	(46)	(323)	3,723	(4,046)
Income before federal income taxes	818	546	272	818	5,501	(4,683)
Provision for federal income taxes	(219)	(98)	(121)	(219)	(1,666)	1,447
Net income	$599	$448	$151	$599	$3,835	$(3,236)

(1)
Includes the impact of a 10 basis point guaranty fee increase implemented pursuant to the Temporary Payroll Tax Cut Continuation Act of 2011 (the “TCCA”), the incremental revenue from which must be remitted to Treasury. The resulting revenue is included in guaranty fee income and the expense is recognized in “TCCA fees.”

(2)    Consists of administrative expenses and other expenses.
(3)     Consists of gains from partnership investments, administrative expenses, and fee and other income.
(4)    Consists of guaranty fee expense, administrative expenses, and fee and other income.
Single-Family Business

•
Single-Family net income was $1.5 billion in the first quarter of 2015, compared with $1.6 billion in the fourth quarter of 2014. Net income in the first quarter of 2015 was driven primarily by guaranty fee income.

•
Single-Family guaranty fee income was $3.04 billion in the first quarter of 2015, compared with $2.99 billion in the fourth quarter of 2014. Single-Family guaranty fee income increased in the first quarter of 2015 compared with the fourth quarter of 2014 as loans with higher guaranty fees have become a

First Quarter 2015 Results	5

larger part of the company’s Single-Family guaranty book of business due to the cumulative impact of guaranty fee price increases implemented in 2012. The Single-Family guaranty book of business was $2.84 trillion as of March 31, 2015, compared with $2.85 trillion as of December 31, 2014.

•
Single-Family credit-related expense was $7 million in the first quarter of 2015, compared with credit-related income of $94 million in the fourth quarter of 2014. The shift to credit-related expense in the first quarter of 2015 from credit-related income in the fourth quarter of 2014 was due primarily to an increase in foreclosed property expense in the first quarter of 2015, partially offset by an increase in the benefit for credit losses in the first quarter of 2015.

•	Single-Family other expense, net was $539 million in the first quarter of 2015, compared with $508 million in the fourth quarter of 2014.
Multifamily Business

•
Multifamily net income was $483 million in the first quarter of 2015, compared with $373 million in the fourth quarter of 2014. Net income in the first quarter of 2015 was driven primarily by guaranty fee income.

•
Multifamily guaranty fee income was $340 million for the first quarter of 2015, compared with $337 million for the fourth quarter of 2014. Multifamily guaranty fee income increased in the first quarter of 2015 compared with the fourth quarter of 2014 as loans with higher guaranty fees have become a larger part of the company’s Multifamily guaranty book of business, while loans with lower guaranty fees continue to liquidate. The Multifamily guaranty book of business was $206.7 billion as of March 31, 2015, compared with $203.3 billion as of December 31, 2014.

•
Multifamily credit-related income was $67 million for the first quarter of 2015, compared with $3 million for the fourth quarter of 2014. The increase in Multifamily credit-related income in the first quarter of 2015 compared with the fourth quarter of 2014 was driven primarily by improvements in property valuations and loss severity trends.

•	Multifamily other income was $146 million in the first quarter of 2015, compared with $154 million in the fourth quarter of 2014.
Capital Markets

•
Capital Markets net income was $599 million in the first quarter of 2015, compared with $448 million in the fourth quarter of 2014. Net income in the first quarter of 2015 was driven primarily by net interest income and investment gains, partially offset by fair value losses.

•	Capital Markets net interest income was $1.6 billion for the first quarter of 2015, compared with $1.7 billion for the fourth quarter of 2014.

•	Capital Markets net investment gains were $1.5 billion in the first quarter of 2015, compared with $1.9 billion in the fourth quarter of 2014.

•
Capital Markets net fair value losses were $2.0 billion in the first quarter of 2015, compared with $2.7 billion in the fourth quarter of 2014. Net fair value losses for the first quarter of 2015 were due to fair value losses on risk management derivatives driven by declines in longer-term interest rates during the quarter.

•
Capital Markets retained mortgage portfolio balance decreased to $411.7 billion as of March 31, 2015, compared with $413.3 billion as of December 31, 2014, resulting from purchases of $57.5 billion and sales and liquidations of $59.1 billion during the first quarter of 2015.

First Quarter 2015 Results	6

BUILDING A SUSTAINABLE HOUSING FINANCE SYSTEM
In addition to continuing to provide liquidity and support to the mortgage market, Fannie Mae has invested significant resources toward helping to maintain a safer and sustainable housing finance system for today and build a safer and sustainable housing finance system for the future. The company is pursuing the strategic goals identified by its conservator, the Federal Housing Finance Agency (“FHFA”). These strategic goals are: maintain, in a safe and sound manner, credit availability and foreclosure prevention activities for new and refinanced mortgages to foster liquid, efficient, competitive, and resilient national housing finance markets; reduce taxpayer risk through increasing the role of private capital in the mortgage market; and build a new single-family securitization infrastructure for use by Fannie Mae and Freddie Mac and adaptable for use by other participants in the secondary market in the future.
ABOUT FANNIE MAE’S CONSERVATORSHIP
Fannie Mae has operated under the conservatorship of FHFA since September 6, 2008. Fannie Mae has not received funds from Treasury since the first quarter of 2012. The funding the company has received under its senior preferred stock purchase agreement with Treasury has provided the company with the capital and liquidity needed to fulfill its mission of providing liquidity and support to the nation’s housing finance markets and to avoid a trigger of mandatory receivership under the Federal Housing Finance Regulatory Reform Act of 2008. For periods through March 31, 2015, Fannie Mae has requested cumulative draws totaling $116.1 billion and paid $136.4 billion in dividends to Treasury. Under the senior preferred stock purchase agreement, the payment of dividends does not offset prior draws. As a result, Treasury maintains a liquidation preference of $117.1 billion on the company’s senior preferred stock.
Treasury Draws and Dividend Payments

(1)
Treasury draw requests are shown in the period for which requested and do not include the initial $1.0 billion liquidation preference of Fannie Mae’s senior preferred stock, for which Fannie Mae did not receive any cash proceeds. The payment of dividends does not offset prior Treasury draws.

(2)	Fannie Mae expects to pay a dividend for the second quarter of 2015 calculated based on the company’s net worth of $3.6 billion as of March 31, 2015 less a capital reserve amount of $1.8 billion.

(3)	Amounts may not sum due to rounding.
In August 2012, the terms governing the company’s dividend obligations on the senior preferred stock were amended. The amended senior preferred stock purchase agreement does not allow the company to build a capital reserve. Beginning in 2013, the required senior preferred stock dividends each quarter equal the amount, if any, by which the company’s net worth as of the end of the immediately preceding fiscal

First Quarter 2015 Results	7

quarter exceeds an applicable capital reserve amount. The capital reserve amount is $1.8 billion for each quarter of 2015 and will be reduced by $600 million each year until it reaches zero in 2018.
The amount of remaining funding available to Fannie Mae under the senior preferred stock purchase agreement with Treasury is currently $117.6 billion. If the company were to draw additional funds from Treasury under the agreement in a future period, the amount of remaining funding under the agreement would be reduced by the amount of the company’s draw. Dividend payments Fannie Mae makes to Treasury do not restore or increase the amount of funding available to the company under the agreement.
Fannie Mae is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the senior preferred stock purchase agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “Business—Conservatorship and Treasury Agreements” in the company’s annual report on Form 10-K for the year ended December 31, 2014.
CREDIT QUALITY
While continuing to make it possible for families to buy, refinance, or rent homes, Fannie Mae has maintained responsible credit standards. Since 2009, Fannie Mae has seen the effect of the actions it took, beginning in 2008, to significantly strengthen its underwriting and eligibility standards and change its pricing to promote sustainable homeownership and stability in the housing market. Single-family conventional loans acquired by Fannie Mae in the first three months of 2015 had a weighted average borrower FICO credit score at origination of 748 and a weighted average original loan-to-value ratio of 74 percent.
Fannie Mae’s single-family conventional guaranty book of business as of March 31, 2015 consisted of single-family loans acquired prior to 2009; non-Refi PlusTM loans acquired beginning in 2009; loans acquired through the Administration’s Home Affordable Refinance Program® (“HARP®”); and other loans acquired pursuant to the company’s Refi Plus initiative, excluding HARP loans. The company’s Refi Plus initiative, which started in April 2009 and includes HARP, provides expanded refinance opportunities for eligible Fannie Mae borrowers, and may involve the refinance of existing Fannie Mae loans with high loan-to-value ratios, including loans with loan-to-value ratios in excess of 100 percent.

First Quarter 2015 Results	8

The single-family serious delinquency rate for Fannie Mae’s book of business has declined for 20 consecutive quarters since the first quarter of 2010, and was 1.78 percent as of March 31, 2015, compared with 5.47 percent as of March 31, 2010. This decline is primarily the result of home retention solutions, foreclosure alternatives and completed foreclosures, improved loan payment performance, as well as the company’s acquisition of loans with stronger credit profiles since the beginning of 2009. Although Fannie Mae’s single-family serious delinquency rate has declined, the pace of declines has slowed in recent months and the company expects this trend to continue. The company’s single-family serious delinquency rate and the period of time that loans remain seriously delinquent continue to be negatively impacted by the length of time required to complete a foreclosure in some states. High levels of foreclosures, changes in state foreclosure laws, new federal and state servicing requirements imposed by regulatory actions and legal settlements, and the need for servicers to adapt to these changes have lengthened the time it takes to foreclose on a mortgage loan in a number of states, particularly in New York, Florida, and New Jersey. Other factors such as the pace of loan modifications, the timing and volume of any sales the company makes of non-performing loans, changes in home prices, unemployment levels, and other macroeconomic conditions also influence serious delinquency rates.
Total loss reserves, which reflect the company’s estimate of the probable losses the company has incurred in its guaranty book of business, including concessions it granted borrowers upon modification of their loans, decreased to $32.9 billion as of March 31, 2015 from $38.2 billion as of December 31, 2014. The decrease in the company’s total loss reserves during the first quarter of 2015 was significantly impacted by the company’s approach to adopting the charge-off provisions of FHFA’s Advisory Bulletin AB 2012-12, as well as the company’s implementation of a change in accounting policy related to the treatment of interest previously accrued, but not collected, at the date that loans are placed on nonaccrual status.

First Quarter 2015 Results	9

PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Liquidity
Fannie Mae provided approximately $124 billion in liquidity to the mortgage market in the first quarter of 2015, through its purchases of loans and guarantees of loans and securities, which resulted in approximately:

•	190,000 home purchases

•	320,000 mortgage refinancings

•	134,000 units of multifamily housing
The company remained the largest single issuer of single-family mortgage-related securities in the secondary market in the first quarter of 2015, with an estimated market share of new single-family mortgage-related securities issuances of 40 percent, unchanged from the fourth quarter of 2014 and down slightly from 41 percent in the first quarter of 2014.
Fannie Mae also remained a continuous source of liquidity in the multifamily market. As of December 31, 2014 (the latest date for which information is available), the company owned or guaranteed approximately 19 percent of the outstanding debt on multifamily properties.

First Quarter 2015 Results	10

Refinancing Initiatives
Through the company’s Refi Plus initiative, which offers refinancing flexibility to eligible Fannie Mae borrowers and includes HARP, the company acquired approximately 54,000 loans in the first quarter of 2015. Refinancings delivered to Fannie Mae through Refi Plus in the first quarter of 2015 reduced borrowers’ monthly mortgage payments by an average of $177. The company expects the volume of refinancings under HARP to continue to decline, due to a decrease in the population of borrowers with loans that have high LTV ratios who are willing to refinance and would benefit from refinancing.
Home Retention Solutions and Foreclosure Alternatives
To reduce the credit losses Fannie Mae ultimately incurs on its book of business, the company has been focusing its efforts on several strategies, including reducing defaults by offering home retention solutions, such as loan modifications.

	For the Three Months Ended March 31,
	2015		2014
	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance	Number of Loans
	(Dollars in millions)
Home retention strategies:
Modifications	$4,415	26,700	$6,191	36,044
Repayment plans and forbearances completed	257	1,868	296	2,255
Total home retention strategies	4,672	28,568	6,487	38,299
Foreclosure alternatives:
Short sales	758	3,689	1,374	6,804
Deeds-in-lieu of foreclosure	304	1,968	528	3,323
Total foreclosure alternatives	1,062	5,657	1,902	10,127
Total loan workouts	$5,734	34,225	$8,389	48,426
Loan workouts as a percentage of single-family guaranty book of business	0.81%	0.79%	1.17%	1.10%
Fannie Mae views foreclosure as a last resort. For homeowners and communities in need, the company offers alternatives to foreclosure. In dealing with homeowners in distress, the company first seeks home retention solutions, which enable borrowers to stay in their homes, before turning to foreclosure alternatives.

First Quarter 2015 Results	11

•	Fannie Mae provided approximately 34,000 loan workouts during the first quarter of 2015 enabling borrowers to avoid foreclosure.

•	Fannie Mae completed approximately 27,000 loan modifications during the first quarter of 2015.
FORECLOSURES AND REO
When there is no viable home retention solution or foreclosure alternative that can be applied, the company seeks to move to foreclosure expeditiously in an effort to minimize prolonged delinquencies that can hurt local home values and destabilize communities.

	For the Three Months Ended March 31,
	2015	2014
Single-family foreclosed properties (number of properties):
Beginning of period inventory of single-family foreclosed properties (REO)	87,063	103,229
Total properties acquired through foreclosure	24,316	31,896
Dispositions of REO	(32,060)	(32,727)
End of period inventory of single-family foreclosed properties (REO)	79,319	102,398
Carrying value of single-family foreclosed properties (dollars in millions)	$8,915	$10,492
Single-family foreclosure rate	0.56%	0.73%

•	Fannie Mae acquired 24,316 single-family REO properties, primarily through foreclosure, in the first quarter of 2015, compared with 25,265 in the fourth quarter of 2014.

•
As of March 31, 2015, the company’s inventory of single-family REO properties was 79,319, compared with 87,063 as of December 31, 2014. The carrying value of the company’s single-family REO was $8.9 billion as of March 31, 2015.

•
The company’s single-family foreclosure rate was 0.56 percent for the three months ended March 31, 2015. This reflects the annualized total number of single-family properties acquired through foreclosure or deeds-in-lieu of foreclosure as a percentage of the total number of loans in Fannie Mae’s single-family guaranty book of business.

Fannie Mae’s financial statements for the first quarter of 2015 are available in the accompanying Annex; however, investors and interested parties should read the company’s First Quarter 2015 Form 10-Q, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s Web site, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its First Quarter 2015 Form 10-Q. Additional information about the company’s credit performance, the characteristics of its guaranty book of business, its foreclosure-prevention efforts, and other measures is contained in the “2015 First Quarter Credit Supplement” at www.fanniemae.com.

# # #

In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements, including statements regarding: its future dividend payments to Treasury; the level and sources of its future revenues; the company’s future profitability; the level of the company’s earnings in 2015 and future years as compared with 2014; the drivers of the expected decline in the company’s earnings in 2015 and future years; the factors that will affect the company’s future financial results; the company’s future single-family serious delinquency rates; the future volume of its HARP refinancings; the future fair value of the company’s securities and derivatives; and the impact of the company’s actions to reduce credit losses. These estimates, forecasts, expectations, and statements are forward-looking statements based on the company’s current assumptions regarding numerous factors, including future interest rates and home prices, the future performance of its loans and the future guaranty fee rates applicable to the loans the company acquires. Actual results, and future

First Quarter 2015 Results	12

projections, could be materially different from what is set forth in the forward-looking statements as a result of: home price changes; interest rate changes; unemployment rates; other macroeconomic and housing market variables; the company’s future serious delinquency rates; the company’s future guaranty fee pricing, and the impact of that pricing on the company’s guaranty fee revenues and competitive environment; government policy; credit availability, borrower behavior, including increases in the number of underwater borrowers who strategically default on their mortgage loan; the volume of loans it modifies; the effectiveness of its loss mitigation strategies and activities; significant changes in modification and foreclosure activity; the volume and pace of future nonperforming loan sales and their impact on the company’s results and serious delinquency rates; management of its real estate owned inventory and pursuit of contractual remedies; changes in the fair value of its assets and liabilities; future legislative or regulatory requirements or changes that have a significant impact on the company’s business, such as a requirement that the company implement a principal forgiveness program or the enactment of housing finance reform legislation; the company’s reliance on and future updates to the company’s models relating to loss reserves, including the assumptions used by these models; changes in generally accepted accounting principles; changes to the company’s accounting policies; whether the company’s counterparties meet their obligations in full; effects from activities the company takes to support the mortgage market and help borrowers; the company’s future objectives and activities in support of those objectives, including actions the company may take to reach additional underserved creditworthy borrowers; actions the company may be required to take by FHFA, as its conservator or as its regulator, such as changes in the type of business the company does or the implementation of a single GSE security; the conservatorship and its effect on the company’s business; the investment by Treasury and its effect on the company’s business; the uncertainty of the company’s future; challenges the company faces in retaining and hiring qualified employees; the deteriorated credit performance of many loans in the company’s guaranty book of business; a decrease in the company’s credit ratings; defaults by one or more institutional counterparties; resolution or settlement agreements the company may enter into with its counterparties; operational control weaknesses; changes in the fiscal and monetary policies of the Federal Reserve, including any change in the Federal Reserve’s policy toward the reinvestment of principal payments of mortgage-backed securities or any future sales of such securities; changes in the structure and regulation of the financial services industry; the company’s ability to access the debt markets; disruptions in the housing, credit, and stock markets; government investigations and litigation; the company’s reliance on and the performance of the company’s servicers; conditions in the foreclosure environment; global political risk; natural disasters, terrorist attacks, pandemics, or other major disruptive events; information security breaches; and many other factors, including those discussed in the “Risk Factors” section of and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2014 and the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2015, and elsewhere in this release.

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Visit us at www.fanniemae.com/progress

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First Quarter 2015 Results	13

ANNEX
FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in millions, except share amounts)

	As of
	March 31,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$23,860	$22,023
Restricted cash (includes $36,921 and $27,515, respectively, related to consolidated trusts)	41,439	32,542
Federal funds sold and securities purchased under agreements to resell or similar arrangements	20,230	30,950
Investments in securities:
Trading, at fair value	31,286	31,504
Available-for-sale, at fair value (includes $468 and $596, respectively, related to consolidated trusts)	27,732	30,654
Total investments in securities	59,018	62,158
Mortgage loans:
Loans held for sale, at lower of cost or fair value	613	331
Loans held for investment, at amortized cost:
Of Fannie Mae	265,700	272,360
Of consolidated trusts (includes $15,570 and $15,629, respectively, at fair value)	2,778,623	2,782,344
Total loans held for investment	3,044,323	3,054,704
Allowance for loan losses	(31,820)	(35,541)
Total loans held for investment, net of allowance	3,012,503	3,019,163
Total mortgage loans	3,013,116	3,019,494
Accrued interest receivable, net (includes $7,259 and $7,169, respectively, related to consolidated trusts)	7,990	8,193
Acquired property, net	9,518	10,618
Deferred tax assets, net	41,983	42,206
Other assets	20,959	19,992
Total assets	$3,238,113	$3,248,176
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $8,223 and $8,282, respectively, related to consolidated trusts)	$10,324	$10,232
Federal funds purchased and securities sold under agreements to repurchase	87	50
Debt:
Of Fannie Mae (includes $7,920 and $6,403, respectively, at fair value)	448,740	460,443
Of consolidated trusts (includes $21,373 and $19,483, respectively, at fair value)	2,763,891	2,761,712
Other liabilities (includes $437 and $503, respectively, related to consolidated trusts)	11,475	12,019
Total liabilities	3,234,517	3,244,456
Commitments and contingencies	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock, 1,000,000 shares issued and outstanding	117,149	117,149
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,082,750 shares outstanding	687	687
Accumulated deficit	(127,651)	(127,618)
Accumulated other comprehensive income	1,641	1,733
Treasury stock, at cost, 150,679,953 shares	(7,401)	(7,401)
Total Fannie Mae stockholders’ equity	3,555	3,680
Noncontrolling interest	41	40
Total equity	3,596	3,720
Total liabilities and equity	$3,238,113	$3,248,176

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2015 Form 10-Q

First Quarter 2015 Results	14

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars and shares in millions, except per share amounts)

	For the Three Months
	Ended March 31,
	2015	2014
Interest income:
Trading securities	$115	$127
Available-for-sale securities	376	440
Mortgage loans (includes $24,622 and $25,954, respectively, related to consolidated trusts)	27,044	28,588
Other	33	24
Total interest income	27,568	29,179
Interest expense:
Short-term debt	29	20
Long-term debt (includes $20,515 and $22,076, respectively, related to consolidated trusts)	22,472	24,421
Total interest expense	22,501	24,441
Net interest income	5,067	4,738
Benefit for credit losses	533	774
Net interest income after benefit for credit losses	5,600	5,512
Investment gains, net	342	95
Fair value losses, net	(1,919)	(1,190)
Debt extinguishment gains, net	8	—
Fee and other income	308	4,355
Non-interest (loss) income	(1,261)	3,260
Administrative expenses:
Salaries and employee benefits	351	325
Professional services	271	242
Occupancy expenses	43	50
Other administrative expenses	58	55
Total administrative expenses	723	672
Foreclosed property expense (income)	473	(262)
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	382	322
Other expenses, net	3	131
Total expenses	1,581	863
Income before federal income taxes	2,758	7,909
Provision for federal income taxes	(870)	(2,584)
Net income	1,888	5,325
Other comprehensive income:
Changes in unrealized gains on available-for-sale securities, net of reclassification adjustments and taxes	(91)	372
Other	(1)	—
Total other comprehensive (loss) income	(92)	372
Total comprehensive income attributable to Fannie Mae	$1,796	$5,697
Net income attributable to Fannie Mae	1,888	5,325
Dividends available for distribution to senior preferred stockholder	(1,796)	(5,692)
Net income (loss) attributable to common stockholders	$92	$(367)
Earnings (loss) per share:
Basic	0.02	(0.06)
Diluted	0.02	(0.06)
Weighted-average common shares outstanding:
Basic	5,762	5,762
Diluted	5,893	5,762
See Notes to Condensed Consolidated Financial Statements in the First Quarter 2015 Form 10-Q

First Quarter 2015 Results	15

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Cash Flows— (Unaudited)
(Dollars in millions)

	For the Three Months Ended March 31,
	2015	2014
Net cash used in operating activities	$(1,249)	$(1,321)
Cash flows provided by investing activities:
Proceeds from maturities and paydowns of trading securities held for investment	296	333
Proceeds from sales of trading securities held for investment	483	486
Proceeds from maturities and paydowns of available-for-sale securities	1,232	1,446
Proceeds from sales of available-for-sale securities	2,171	35
Purchases of loans held for investment	(44,460)	(24,486)
Proceeds from repayments and sales of loans acquired as held for investment of Fannie Mae	5,348	6,217
Proceeds from repayments and sales of loans acquired as held for investment of consolidated trusts	124,849	80,610
Net change in restricted cash	(8,897)	4,412
Advances to lenders	(30,804)	(20,501)
Proceeds from disposition of acquired property and preforeclosure sales	5,490	6,329
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	10,720	26,225
Other, net	154	(385)
Net cash provided by investing activities	66,582	80,721
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	114,467	69,086
Payments to redeem debt of Fannie Mae	(126,608)	(117,058)
Proceeds from issuance of debt of consolidated trusts	68,943	58,216
Payments to redeem debt of consolidated trusts	(118,409)	(87,643)
Payments of cash dividends on senior preferred stock to Treasury	(1,920)	(7,191)
Other, net	31	18
Net cash used in financing activities	(63,496)	(84,572)
Net increase (decrease) in cash and cash equivalents	1,837	(5,172)
Cash and cash equivalents at beginning of period	22,023	19,228
Cash and cash equivalents at end of period	$23,860	$14,056
Cash paid during the period for:
Interest	$26,235	$26,567
Income taxes	—	425

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2015 Form 10-Q

First Quarter 2015 Results	16